EXHIBIT 10.5
CHURCH & DWIGHT CO., INC.

DEFERRED COMPENSATION PLAN FOR DIRECTORS

WHEREAS, Church & Dwight Co., Inc. (the “Corporation”) heretofore established the Church & Dwight Co., Inc. Deferred Compensation Plan for Directors (the “Plan”), effective January 1, 1982; and

WHEREAS, the Board of Directors of the Corporation desires to amend and restate the Plan, principally to conform the Plan to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, the Plan is hereby amended and restated, except as hereinafter provided, effective as of the Effective Date (as defined below), to provide as follows:

ARTICLE I - DEFINITIONS

As used in this Plan, the following terms shall have the meanings stated.  The singular includes the plural, and the masculine gender includes the feminine and neuter genders, and vice versa, as the context requires.

“Beneficiary” means the person or persons designated by a Director in writing and delivered to the Secretary of the Corporation to receive a distribution of his or her Deferred Compensation Account in the event of his or her death.  If no such written designation was delivered to the Secretary of the Corporation, the Director’s Beneficiary shall be deemed to be his or her estate.  The Secretary of the Corporation shall prescribe the form in which a Director may designate a Beneficiary for purposes of the Plan.

“Board” means the Board of Directors of the Corporation.

"Change in Control" shall be deemed to have occurred if:

(i) Any Person becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of Common Stock representing more than 50% of the total number of votes that may be cast for the election of directors of the Corporation;

(ii) The consummation of any merger or other business combination of the Corporation, sale of all or substantially all of the Corporation’s assets or combination of the foregoing transactions (a “Transaction”), other than a Transaction involving only the Corporation and one or more of its subsidiaries, or a Transaction immediately following which the shareholders of the Corporation immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity; or

(iii) Within any 12-month period beginning on or after the date hereof, the persons who were directors of the Corporation immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board (or the board of directors of any successor to the Corporation); provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Rule 14a-11 promulgated under the Exchange Act or any successor provision.

“Closing Price” means, as of any relevant date, (i) the closing price per share of the Corporation’s Common Stock on such date, as reported on the principal nationally recognized stock exchange on which shares of Common Stock are traded on such date, or if no prices are reported with respect to shares of Common Stock on such date, the closing price of a share of Common Stock on the last preceding date on which there were reported prices of shares of Common Stock; or (ii) if shares of Common Stock are not listed or admitted to unlisted trading privileges on a nationally recognized stock exchange, the closing price of a share of Common Stock as reported by The Nasdaq Global Market on such date, or if no prices of such shares are reported on such date, the closing price of the shares of Common Stock on the last preceding date on which there were reported prices of such shares; or (iii) if shares of Common Stock are not listed or admitted to unlisted trading privileges on a nationally recognized stock exchange or traded on The Nasdaq Stock Market, the Closing Price will be determined in good faith by the Board acting in its discretion using the reasonable application of a reasonable valuation method based on the facts and circumstances existing on the valuation date, which determination will be conclusive.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means a share of the Corporation’s common stock, par value $1.00 per share.

“Corporation” means Church & Dwight Co., Inc., a corporation organized under the laws of the state of Delaware, and any successor thereto.

“Compensation” means all amounts payable on account of an individual’s service as a Director including, but not limited to, annual fees, attendance fees for regular and special meetings of the Board, attendance fees for meetings of committees of the Board, and attendance fees for meetings of the Board, at such rates as are, from time to time, recommended by the Compensation & Organization Committee of the Board and approved by resolution of the Board.

“Deferral Date” means the first business day of January of the year immediately following the year in which a Director ceases to be a Director, provided, however, that a Director shall not be considered to have ceased being a Director unless he or she has incurred a “separation from service” with respect to the Corporation and its subsidiaries (within the meaning of Section 409A of the Code).

“Deferral Election” means an election by a Director to defer all or a portion of his or her Compensation pursuant to Article III hereof.

“Director” means a member of the Board who is not an employee of the Corporation or any of its subsidiaries.

“Deferred Compensation Account” shall have the meaning assigned such term under Article IV of the Plan.

"Effective Date" shall mean the date on which the Omnibus Stock Plan is approved by shareholders of the Corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

"Omnibus Stock Plan" means the Church & Dwight Co., Inc. 2008 Omnibus Equity Compensation Plan, or any successor plan thereto.

“Participant” means a Director who has a Deferral Election in effect under Section 3.1 or who has a Deferred Compensation Account under the Plan.

“Person” shall have the meaning ascribed thereto in Section 3(a)(9) of the Exchange Act, as modified, applied and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) the Corporation or any subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries (in its capacity as such), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same character and proportions as their ownership of stock of the Corporation.

“Plan” means the Church & Dwight Co., Inc. Deferred Compensation Plan for Directors, as the same may be amended and restated from time to time.

“Plan Year” means a calendar year.

“Stock Equivalent Unit” means a unit representing an equivalent number of shares and fractional shares of Common Stock in which a Participant’s Deferred Compensation Account shall be deemed invested in accordance with Sections 4.3 and 4.4 hereof.  A Stock Equivalent Unit is not an actual share of Common Stock, but shall represent an equivalent number of shares of Common Stock that will become distributable to a Participant upon or commencing upon such Participant’s Deferral Date.  The number of Stock Equivalent Units credited to Deferred Compensation Accounts shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Corporation; provided, however, that conversion of any convertible securities of the Corporation shall not be deemed to have been "effected without receipt of consideration."  Except as expressly provided herein, no issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Stock Equivalent Units hereunder.

ARTICLE II - PURPOSE

The purpose of the Plan is to provide a method of paying Director’s compensation in a manner that will aid the Corporation in attracting and retaining, as members of the Board, qualified individuals whose business experience and judgment will contribute to its growth and success.

ARTICLE III - RIGHT TO DEFER COMPENSATION

3.1.
A Director may elect to have all or any portion of the Compensation payable to him or her with respect to a Plan Year deferred until his or her Deferral Date.  An election made pursuant to this Article III shall be referred to as a “Deferral Election” and shall be irrevocable once made.

3.2.
An election to defer Compensation for a Plan Year, as well as any change or revocation pursuant to Section 3.4 below, shall be made in writing, in a form prescribed by the Board, and delivered to the Secretary of the Corporation prior to the beginning of the Plan Year for which the Compensation to be deferred is to be earned.

3.3
Any person who is elected as a Director by the Board to fill a vacancy, or who is elected by the stockholders of the Corporation and who was not a Director on the preceding December 31st, may elect, within thirty (30) days following his or her election as a Director, to defer all or any portion of Compensation to be earned for the balance of the Plan Year following such election.  Such election shall be irrevocable for the Plan Year to which it relates.

3.4
A Participant’s Deferral Election with respect to a Plan Year shall be deemed to remain in effect with respect to the following Plan Year unless the Participant revokes or changes such Deferral Election prior to the commencement of such following Plan Year.

ARTICLE IV - DEFERRED COMPENSATION ACCOUNTS

4.1
The Corporation shall establish, for each Director who elects to participate in the Plan, a special ledger account (referred to herein as a “Deferred Compensation Account”).   Deferred Compensation Accounts shall be maintained on the Corporation’s books and records solely as a device for measuring the amount payable to a Participant under the Plan.  Deferred Compensation Accounts shall not constitute or be treated as a trust fund of any kind.  Notwithstanding the foregoing, the Corporation may set aside shares of Common Stock and/or other assets in a grantor "rabbi" trust or similar arrangement for the purpose of providing benefits hereunder.

4.2
Compensation deferred under the Plan shall be credited to a Director’s Deferred Compensation Account and, except as provided in Section 4.5, shall be deemed to be invested in Stock Equivalent Units in the manner set forth in Sections 4.3 and 4.4 hereof.

4.3
Except as provided in Section 4.5, Compensation deferrals that are credited to a Director’s Deferred Compensation Account shall be deemed to be invested in Stock Equivalent Units from the date the Compensation would otherwise have been paid.  The number of Stock Equivalent Units (including fractional Units) credited to each Director’s Deferred Compensation Account as a result of a Deferral Election shall be derived by dividing the Compensation deferred by the Director by the Closing Price of a share of Common Stock on the day such Compensation would otherwise have been paid.

4.4
If the Corporation declares a stock dividend with respect to Common Stock, then there shall be credited to each Participant’s Deferred Compensation Account on the payment date of such dividend a number of Stock Equivalent Units (including fractional Units) equal to the number of shares and fractional shares of Common Stock that would have been received with respect to the number of Stock Equivalent Units credited to such Deferred Compensation Account as of the record date of such dividend had each Stock Equivalent Unit been a share of Common Stock on such record date.  If the Corporation declares a cash dividend with respect to Common Stock, then there shall be credited to each Participant’s Deferred Compensation Account on the payment date of such dividend, a number of Stock Equivalent Units that is equal to the number derived by dividing (i) the total dollar amount of the cash dividends that would have been received with respect to the number of Stock Equivalent Units credited to a Participant’s Deferred Compensation Account as of the record date of such dividend had each such Stock Equivalent Unit been a share of Common Stock on such record date, by (ii) the Closing Price of a share of Common Stock on such payment date.

4.5
Notwithstanding anything contained herein to the contrary, a portion of the Deferred Compensation Account of each Participant who was a non-employee director of the Corporation prior to 1980, as set forth on the books and records of the Corporation, shall not be deemed to be invested in Stock Equivalent Units.  Instead, such portion (referred to in the Plan as the "Cash Account") shall be deemed to be held in cash.  As of the last day of each calendar quarter, the balance of each Cash Account on such date shall be credited with interest based on the applicable 90-day dealer commercial paper rate as reported by The Wall Street Journal for the last business day of the immediately preceding calendar quarter.

ARTICLE V - PAYMENT OF DEFERRED COMPENSATION ACCOUNTS

5.1
Except as otherwise provided herein, all distributions hereunder shall be made in shares of Common Stock issued pursuant to the Omnibus Stock Plan; provided, however, that if shares of Common Stock are exchanged for and/or are converted into other shares or consideration in connection with a Change in Control, then distributions hereunder shall be made in such other shares and/or consideration and any references hereunder to Common Stock shall be deemed to refer to such other shares and/or other consideration.  The number of Stock Equivalent Units credited to the Participant’s Deferred Compensation Account shall be reduced by an equal number of shares and fractional shares of Common Stock (or cash in lieu of fractional shares) distributed to the Participant under the Omnibus Equity Plan to satisfy the obligations of the Corporation under this Plan.

5.2
Upon, or as soon as administratively practicable after, a Participant’s Deferral Date, there shall be distributed to such Participant a number of shares, of Common Stock that is equal to the number of Stock Equivalent Units credited to his or her Deferred Compensation Account (any fractional Stock Equivalent Units shall be distributed in cash based on the Closing Price as of the Deferral Date); provided, however, that in no event shall distribution be made later than December 31 of the year in which such Deferral Date occurs.  To the extent that a Participant's Deferred Compensation Account consists of a Cash Account under Section 4.5, such Deferred Compensation Account shall be distributed in cash.  Upon full distribution of a Participant's Deferred Compensation Account, his or her Deferred Compensation Account shall be canceled.

5.3	(a)
In lieu of a single distribution pursuant to Section 5.2, a Director may, by written election delivered to the Secretary of the Corporation, elect to have his or her Deferred Compensation Account distributed in annual installments over a period of years, not to exceed a period of ten (10) years, commencing with his or her Deferral Date.  Such election shall be made at the same time a Deferral Election is made under Article III and may not be changed or revoked except as provided by Sections 5.4 or 5.5.  No change in distribution form may be made after distribution has been made or commenced.

(b)
If a Director elects to receive distribution of his or her Deferred Compensation Account in annual installments, the first installment shall be payable on the Director’s Deferral Date, and each subsequent installment shall be payable on the succeeding anniversary date of the Deferral Date.  Each installment payment date shall be treated as a separate payment date for purposes of Section 409A of the Code such that each installment shall be considered timely paid if made by no later than December 31 of the Plan Year in which the installment is payable. Upon payment of the final installment due hereunder, the Director’s Deferred Compensation Account shall be canceled.

(c)
The number of shares of Common Stock distributed in each annual installment shall be equal to (i) the number of Stock Equivalent Units credited to the Participant’s Deferred Compensation Account immediately before the installment distribution, divided by (ii) the number of installment payments, including the current installment payment, remaining to be made.  If a Participant's Cash Account is paid in installments, the amount of each annual installment shall be equal to (i) the amount credited to the Participant’s Cash Account immediately before the installment distribution, divided by (ii) the number of installment payments, including the current installment payment, remaining to be made.

5.4
Notwithstanding anything contained herein to the contrary (other than Section 5.5), a Participant may file a written election with the Secretary of the Corporation to change the form of distribution elected in the Participant’s Deferral Election to a different form of distribution permitted by this Article V, provided that the new Deferral Election is filed with the Secretary of the Corporation at least twelve (12) months before the Participant’s Deferral Date.  If a Participant makes such a change in the form of distribution of his or her Deferred Compensation Account, then, notwithstanding anything contained in the Plan or a Deferral Election to the contrary (other than Section 5.5), such Participant’s Deferred Compensation Account shall be paid or commence to be paid, as the case may be, on the first business day of January of the fifth Plan Year following the Plan Year in which the Participant ceased to be a Director and incurred a “separation from service” with respect to the Corporation (within the meaning of Section 409A of the Code).

5.5
Notwithstanding anything contained in the Plan to the contrary, a Participant shall be permitted to elect to change the form of distribution elected in the Participant’s Deferral Election to a different form of distribution permitted by this Article V by filing a new Deferral Election with the Secretary of the Corporation by no later than December 31, 2008.  Any such election must be filed with the Secretary of the Corporation by no later than December 31, 2008, apply only to amounts that would not otherwise be payable during 2008 and may not cause an amount to be paid in 2008 that would not otherwise have been paid in 2008.

5.6
Notwithstanding anything contained in the Plan to the contrary, in the event of a Change in Control, the Deferred Compensation Accounts of all Participants, including Deferred Compensation Accounts that are then being paid in installments, shall be immediately distributed.

ARTICLE VI - PAYMENT ON DEATH OR DISABILITY

6.1
If a Participant dies prior to his or her Deferral Date, there shall be distributed to such Participant’s Beneficiary a number of shares of Common Stock that is equal to the number of Stock Equivalent Units credited to such Participant’s Deferred Compensation Account (any fractional Stock Equivalent Units shall be distributed in cash based on the Closing Price as of the Participant's date of death) and a cash amount equal to the Participant's Cash Account, if any.  Such distribution shall be made as soon as administratively practicable following the Participant’s death, but no later than the later of the December 31st following the Participant’s death or 75 days following the Participant’s death.

6.2
If a Participant who elected to receive installment distributions dies on or after his or her Deferral Date, and before all amounts have been paid to him or her under the Plan, there shall be distributed to such Participant’s Beneficiary a number of shares of Common Stock that is equal to the remaining number of Stock Equivalent Units that are credited to such Participant’s Deferred Compensation Account (any fractional Stock Equivalent Units shall be distributed in cash based on the Closing Price as of the Participant's date of death) and a cash amount equal to the Participant's Cash Account, if any.  Such distribution shall be made as soon as administratively practicable following the Participant’s death, but no later than the later of the December 31st following the Participant’s death or 75 days following the Participant’s death.

6.3	The Participant’s Beneficiary shall not be permitted, directly or indirectly, to designate the taxable year of distribution.

6.4
If the Board determines that an individual entitled to benefits under this Plan is incompetent, the Board may direct that all shares distributable in respect of the Participant’s Deferred Compensation Account be paid to the individual’s spouse, or his or her legal guardian, for the Participant’s benefit.  The Board shall not be obligated to inquire as to the actual use of the funds by the person receiving them, and any such payment shall completely discharge the obligations of the Corporation under the Plan.

ARTICLE VII - MISCELLANEOUS

7.1
No Participant or Beneficiary shall have the right to transfer, assign, alienate, anticipate, pledge, or encumber any part of the benefits provided by this Plan, nor shall such benefits be subject to seizure by legal process by any creditor of such Participant or Beneficiary.  Any attempt to effect such a diversion or seizure shall be deemed null and void for all purposes hereunder.  Notwithstanding the foregoing or anything contained in the Plan to the contrary, distribution of a Participant’s Deferred Compensation Account may be accelerated to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

7.2
The Corporation shall not be required to set aside funds for payment of benefits under the Plan.  Any liability of the Corporation to any person with respect to benefits distributable under the Plan shall be based solely upon such contractual obligations, if any, as shall be created by the Plan, and shall give rise only to a claim against the general assets of the Corporation.  No such liability shall be deemed to be secured by any pledge or any other encumbrance on any specific property of the Corporation.

7.3	The Plan shall not confer on any Director any right to be retained as a member of the Board.

7.4
Any election or form that is required to be delivered or filed with the Secretary of the Corporation shall be deemed delivered or filed with the Secretary of the Corporation if timely delivered or filed with such delegate of the Secretary of the Corporation as may be designated by the Secretary of the Corporation or the Board.

7.5	The Corporation shall furnish each Director an annual statement showing the balance in such Director’s Deferred Compensation Account as of the end of each calendar year.

7.6
The Compensation & Organization Committee of the Board shall administer, construe, and interpret the Plan.  The Committee’s construction or interpretation of any provision of the Plan shall be final and conclusive on the Corporation, each Director and his or her Beneficiary.

7.7
The Board may amend or terminate the Plan at any time, provided that no amendment or termination shall affect the right of a Director or his or her Beneficiary to payment of his or her Deferred Compensation Account accrued through the date of such amendment or termination, as provided herein.  Upon termination of the Plan, the Board may distribute all Deferred Compensation Accounts in accordance with Treasury Regulation §1.409A-3(j)(4)(ix).

7.8	The Plan shall be binding upon, and shall inure to the benefit of the heirs, legatees and personal representatives of the Directors, and upon any successors and assigns of the Corporation.

7.9	The Corporation shall be entitled to withhold taxes from amounts payable to any person under the Plan in such amounts as may be required by applicable law.

7.10
The rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of New Jersey, without regard to conflicts or choice of law principles.

7.11
This Plan shall be interpreted to avoid any penalty sanctions under Section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of Section 409A of the Code, each payment made under this Plan shall be treated as a separate payment.  In no event may a Participant, directly or indirectly, designate the calendar year of payment.

ARTICLE VIII - EXECUTION

IN WITNESS WHEREOF, the undersigned has executed this Plan, as amended and restated effective as of the Effective Date, on behalf of the Corporation as evidence of its adoption by the Board.

CHURCH & DWIGHT CO., INC.
By:
Name:
Title:

WITNESS: